UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                   eLong, Inc.
                                   -----------
                                (Name of Issuer)

                   Ordinary Shares, par value $0.01 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                    290138205
                                    ---------
                                 (CUSIP Number)


                                 April 29, 2005
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 2 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           The Eureka Interactive Fund Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 3 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace LLP
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 4 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Marshall Wace Asset Management Limited
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England and Wales
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 5 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Paul Marshall
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 6 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Ian Wace
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 7 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Mark Hawtin
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 290138205                    13G                    Page 8 of 18 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Duncan Ford
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           England
---------------------------- ------ --------------------------------------------
                                 5  SOLE VOTING POWER

                                        0
                             ------ --------------------------------------------
         NUMBER OF               6  SHARED VOTING POWER
          SHARES
       BENEFICIALLY                 1,502,400
         OWNED BY
           EACH              ------ --------------------------------------------
         REPORTING               7  SOLE DISPOSITIVE POWER
          PERSON
           WITH                     0
                             ------ --------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    1,502,400
--------- ----------------------------------------------------------------------
       9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,502,400
--------- ----------------------------------------------------------------------
      10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [ ]
--------- ----------------------------------------------------------------------
      11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
--------- ----------------------------------------------------------------------
      12  TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

The name of the issuer is eLong, Inc., a Cayman Islands corporation (the "Company").

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

The Company's principal executive office is located at Block B, Xing Ke Plaza, 10 Jiuxianqiao Zhonglu, Chaoyang District, Beijing 100016, People's Republic of China.

Items 2(a)          Name of Person Filing:
                    ---------------------

This Schedule 13G is filed by:

     (i) The Eureka Interactive Fund Limited, an exempted company incorporated with limited liability in the Cayman Islands, which operates as an open-ended investment fund (the "Fund") that directly beneficially owns the Ordinary Shares (as defined in Item 2(d));

     (ii) Marshall Wace LLP, incorporated in England, which serves as investment manager or adviser to a variety of hedge funds and managed accounts, including the Fund (the "Investment Manager");

     (iii) Marshall Wace Asset Management Limited, a company incorporated with limited liability in England and Wales, which serves as the managing member (the "Managing Member") of the Investment Manager;

     (iv) Mr. Paul Marshall ("Mr. Marshall"), who is a co-founder and equity owner of the Investment Manager and who serves as chairman of the investment committee that is responsible for the investment decisions of the Investment Manager and therefore indirectly beneficially owns the Ordinary Shares by virtue of such position;

     (v) Mr. Ian Wace ("Mr. Wace"), who is a co-founder and equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager;

     (vi) Mr. Mark Hawtin ("Mr. Hawtin"), who is an equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager; and

     (vii) Mr. Duncan Ford ("Mr. Ford"), who is an equity owner of the Investment Manager and who serves on the investment committee that is responsible for the investment decisions of the Investment Manager.

The Fund, Investment Manager, MWAM and Messrs. Marshall, Wace, Hawtin and Ford are hereinafter sometimes collectively referred to as the "Reporting Persons."


                               Page 9 of 18 pages

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

The address of the principal business office of each of the Reporting Persons is The Adelphi, 13th Floor, 1/11 John Adam Street London WC2N 6HT.

Item 2(c)           Citizenship:
                    -----------

The Fund is an exempted company incorporated with limited liability in the Cayman Islands. The Investment Manager is incorporated in England. MWAM is incorporated with limited liability in England and Wales. Messrs. Marshall, Wace Hawtin and Ford are British citizens.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

Ordinary Shares, par value $0.01 per share.

Item 2(e)           CUSIP Number:
                    ------------

290138205. This CUSIP corresponds to the ADS (as defined in Item 4) and is being used herein for purposes of this filing. The Reporting Persons are not aware of a CUSIP for the Ordinary Shares.

Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     A.   [ ] Broker or dealer registered under Section 15 of the Act,

     B.   [ ] Bank as defined in Section 3(a)(6) of the Act,

     C.   [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

     D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     E.   [ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

     F.   [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1
              (b)(1)(ii)(F),

     G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     J.   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4              Amount Beneficially Owned:
                    -------------------------

The Fund directly owns 751,200 American depositary shares ("ADS") of the Company. Each ADS may be exchanged at any time for two Ordinary Shares of the Company, therefore, the beneficial ownership of the Ordinary Shares by the Reporting Persons, as of April 29, 2005, is as follows:


                              Page 10 of 18 pages

A.   The Eureka Interactive Fund Limited
     -----------------------------------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%. The percentages used herein and elsewhere in this
Schedule 13G are calculated based upon the 20,138,307 Ordinary Shares stated to be issued and outstanding as of January 7, 2005, as reflected in the Company's Form 6-K filed with the Securities Exchange Commission on March 2, 2005.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

B.   Marshall Wace LLP
     -----------------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

C.   Marshall Wace Asset Management Limited
     --------------------------------------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

D.   Paul Marshall
     -------------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400


                              Page 11 of 18 pages

E.   Ian Wace
     --------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

F.   Mark Hawtin
     -----------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

G.   Duncan Ford
     -----------
(a) Amount beneficially owned: 1,502,400
(b) Percent of class: 7.5%.
(c) Number of shares as to which such person has:
     (i)   Sole power to vote or direct the vote: 0
     (ii)  Shared power to vote or direct the vote: 1,502,400
     (iii) Sole power to dispose or direct the disposition: 0
     (iv)  Shared power to dispose or direct the disposition: 1,502,400

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

Not Applicable


                              Page 12 of 18 pages

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

Not Applicable

Item 10             Certification:
                    -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 13 of 18 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: May 9, 2005


                                        THE EUREKA INTERACTIVE FUND LIMITED

                                        /s/ MB Hawtin
                                        ------------------------------
                                        Name:  Mark Hawtin
                                        Title: Director


                                        MARSHALL WACE LLP

                                        By: Marshall Wace Asset Management,
                                            its Managing Member

                                        /s/ Duncan Ford
                                        ------------------------------
                                        Name:  Duncan Ford
                                        Title: Director


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Duncan Ford
                                        ------------------------------
                                        Name:  Duncan Ford
                                        Title: Director


                                        MARSHALL WACE ASSET MANAGEMENT LIMITED

                                        /s/ Ian Wace
                                        ------------------------------
                                        Name:  Ian Wace
                                        Title: Director

                                        /s/ Paul Marshall
                                        -----------------------------
                                        Paul Marshall


                                        /s/ Ian Wace
                                        -----------------------------
                                        Ian Wace


                                        /s/ MB Hawtin
                                        -----------------------------
                                        Mark Hawtin


                                        /s/ Duncan Ford
                                        -----------------------------
                                        Duncan Ford

                                  Exhibit Index
                                  -------------

Exhibit 99.1: Joint Filing Agreement, dated May 9, 2005, by and between The Eureka Interactive Fund Limited, Marshall Wace LLP, Marshall Wace Asset Management Limited, Paul Marshall, Ian Wace, Mark Hawtin and Duncan Ford.